EXHIBIT 99.1

CONTACT:	FOR IMMEDIATE RELEASE
Janine Dusossoit
Vice President, Investor Relations
(610) 293-0600

SAFEGUARD ANNOUNCES 10% INCREASE
IN FIRST QUARTER 2005 REVENUES

Consolidated Companies Achieve Important Milestones

Wayne, PA, May 4, 2005 – Safeguard Scientifics, Inc. (NYSE: SFE), a strategic growth partner for information technology and life sciences companies in the Time-to-Volume stage of development, today announced its operating results for the first quarter of 2005.

“We are pleased with the progress of our companies in the first quarter,” said Anthony L. Craig, President and Chief Executive Officer. “They leveraged their technologies in growing markets, won new customers, and created and launched new products and services to meet their customers’ needs. These are important milestones that clearly demonstrate their growing values.”

For the three months ended March 31, 2005, Safeguard’s consolidated revenues from continuing operations were $42.8 million, up 10% from $39.0 million in the first quarter of 2004. Net loss from continuing operations in the first quarter of 2005 was $16.1 million, or $0.13 per share, compared with a net loss from continuing operations of $5.7 million, or $0.05 per share in the first quarter of 2004. The 2004 results included $10.5 million of other income primarily associated with sales of companies.

“Clarient, Laureate Pharma, Mantas, and Pacific Title all recorded strong increases in revenues from the year-ago quarter,” said Christopher Davis, Executive Vice President and Chief Administrative and Financial Officer of Safeguard Scientifics.

Clarient (NASDAQ: CLRT), a technology and service resource for pathologists, oncologists and the pharmaceutical industry, achieved first quarter revenues which were more than double from the prior year because of robust sales from its new lab services business and increased systems sales in the first quarter.

Laureate Pharma, which provides bioprocessing and drug delivery services to support the development and commercialization of pharmaceutical and biopharmaceutical products, contributed $2.6 million of revenues in its first full quarter as a Safeguard company. Safeguard acquired Laureate Pharma in December 2004.

At Mantas, a leading provider of sophisticated analytic applications that address risk management, fraud detection, anti-money laundering and trading compliance, revenues grew 26% over the prior year as a result of increased market penetration. In addition, Mantas’ backlog continued to grow, reaching $37 million at March 31, 2005 compared to $31 million at March 31, 2004.

Pacific Title, which provides high technology digital and other specialized post-production services to the Hollywood motion picture and television industry, achieved a 10% increase in revenues compared to last year’s first quarter, reflecting expanded service offerings including a new digital intermediate suite and state-of-the-art 3D main title design.

During the first quarter of 2005, Alliance Consulting, which provides custom software solutions and IT consulting services to Fortune 2000 clients, had a decline in revenues compared to the 2004 first quarter, when the company was engaged in a significant post-merger integration project for its largest customer. Alliance continues to deploy its new, higher-margin Global Delivery and Master Data Management services both to existing and to new clients.

“At the Parent Company level, Safeguard’s balance sheet is strong,” said Mr. Davis, “and we ended the quarter with $155 million in cash available to support the funding of our companies and for making acquisitions.”

“Safeguard’s strategy is to create long-term value for our shareholders by acquiring companies and helping them to develop through superior operations and management,” said Mr. Craig. “We work closely with our companies to help them achieve their growth strategies, and we anticipate continued progress. We also recognize that young companies must invest to build growth. While these investments affect their profitability as well as Safeguard’s consolidated results, we believe that the investments will enhance the long-term values of our companies. As their enhanced values become apparent in growing revenues and profitability, we expect to have opportunities to realize the increased values through liquidity events.”

Web Cast
Safeguard will host a conference call and Web cast on May 5, 2005 at 9:00 a.m. (ET) to discuss first quarter 2005 results. Interested parties may access the live Web cast through the Safeguard Web site at www.safeguard.com. Web participants are encouraged to go to the site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. A replay of the Web cast will be archived and available at the Web site shortly after the call.

About Safeguard
Safeguard Scientifics, Inc. (NYSE: SFE) is a strategic growth partner for companies in the Time-to-Volume stage of development. Time-to-Volume companies are those that are generating revenues from a commercially viable product or service, and are facing new challenges as they scale their businesses to meet market opportunities. Focused primarily on the information technology and life sciences sectors, Safeguard generally acquires majority ownership interests in companies at this stage of growth. In addition to expansion capital, Safeguard provides its companies a wide range of operating and managerial expertise to drive their successful growth to become market leaders. For more information about Safeguard and its strategy, visit www.safeguard.com.

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. These forward-looking statements that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, labor disputes, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2005	2004
	(unaudited)
Assets
Current Assets
Cash and cash equivalents, restricted cash and marketable securities — Parent	$154,952	$162,378
— Subsidiaries	9,750	19,170
Restricted marketable securities	3,744	3,771
Accounts receivable, net	37,943	37,677
Prepaid expenses and other current assets	9,225	8,974

Total current assets	215,614	231,970

Property and equipment, net	45,817	45,135
Ownership interests in and advances to companies	34,145	35,311
Long-term marketable securities	6,396	11,964
Long-term restricted marketable securities	11,226	13,045
Intangible assets, net	9,809	10,855
Goodwill	93,196	93,049
Other	12,227	12,483

Total Assets	$428,430	$453,812

Liabilities and Shareholders’ Equity
Current portion of credit line borrowings	$10,735	$11,636
Current maturities of long-term debt	3,866	3,820
Other current liabilities	46,352	47,026

Total current liabilities	60,953	62,482

Long-term debt	9,132	11,210
Minority interest	10,017	11,652
Other long-term liabilities	13,726	12,665
Convertible senior debentures	150,000	150,000

Total shareholders’ equity	184,602	205,803

Total Liabilities and Shareholders’ Equity	$428,430	$453,812

Certain other prior period amounts have also been reclassified to conform to the current period presentation.

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended March 31,
	2005	2004
	(unaudited)
Revenue
Product sales	$2,031	$2,241
Service sales	40,813	36,756

Total revenue	42,844	38,997

Operating Expenses
Cost of sales — product	167	732
Cost of sales — service	30,163	24,059
Selling, general and administrative	21,402	22,440
Research and development	2,889	3,653
Amortization of intangibles	1,510	1,565

Total operating expenses	56,131	52,449

Operating loss	(13,287)	(13,452)
Other income (loss), net	(9)	10,479
Impairment — related party	(158)	—
Interest Income	1,131	452
Interest expense	(1,536)	(3,178)
Equity loss	(4,031)	(2,374)
Minority interest	1,636	2,371

Net loss from continuing operations before income taxes	(16,254)	(5,702)
Income tax (expense) benefit	161	(40)

Net loss from continuing operations	(16,093)	(5,742)
Discontinued operations, net of income taxes	—	1,108

Net Loss	$(16,093)	$(4,634)

Basic loss per share from continuing operations	$(0.13)	$(0.05)
Basic income per share from discontinued operations	—	0.01

Basic net loss per share	$(0.13)	$(0.04)

Diluted loss per share from continuing operations	$(0.13)	$(0.05)
Diluted income per share from discontinued operations	—	0.01

Diluted net loss per share (a)	$(0.13)	$(0.04)

Weighted average shares outstanding — basic and diluted	120,652	119,616

As a result of the sale of CompuCom, the results of CompuCom are shown as a discontinued operation for all periods presented. Certain other prior period amounts have also been reclassified to conform to the current presentation.

(a)	If a consolidated or equity method company has dilutive options or securities outstanding, dilutive net loss per share is computed first by deducting from net loss the income attributable to the potential exercise of the dilutive options or securities of the company.

Safeguard Scientifics, Inc.
Results of Segment Operations from Continuing Operations
(in thousands)

	Three Months Ended March 31,
	2005	2004
	(unaudited)
Revenues
Alliance	$21,783	$23,480
Clarient	4,007	1,931
Laureate Pharma	2,645	—
Mantas	7,085	5,633
Pacific Title	7,324	6,675
Other Companies	—	1,278

Total Segment Results	42,844	38,997

Operating Income (Loss) (a)
Alliance	$(560)	$(253)
Clarient	(4,196)	(3,723)
Laureate Pharma	(3,192)	—
Mantas	(1,645)	(4,206)
Pacific Title	922	652
Other Companies	—	(1,396)

Total Segment Results	(8,671)	(8,926)
Other Items	(4,616)	(4,526)

	$(13,287)	$(13,452)

Safeguard Share of Net Income (Loss) from Continuing Operations (b)
Alliance	$(700)	$(311)
Clarient	(2,538)	(2,497)
Laureate Pharma	(3,255)	—
Mantas	(1,653)	(3,593)
Pacific Title	860	622
Other Companies (c)	(4,022)	8,550

Total Segment Results	(11,308)	2,771
Other Items (d)	(4,785)	(8,513)

Net Loss from Continuing Operations	$(16,093)	$(5,742)

(a)	Operating Income (Loss) represents the revenues less operating expenses of each segment, and excludes any allocation to minority interest.

(b)	Safeguard Share of Net Income (Loss) from Continuing Operations includes the net results of each segment, including interest, adjusted for any amount allocated to minority interest, but excluding income taxes.

(c)	Other Companies includes those companies in which Safeguard has less than a majority interest, as well as our ownership in funds. Our share of Other Companies consists primarily of equity income (loss) and gains (loss) on companies, both of which are reported below the operating income (loss) line.

(d)	Other Items includes corporate expenses and income taxes.